Exhibit 99.1

SurgePays Reports First Quarter 2026 Revenue of Approximately $16 Million, Up 51% Year-Over-Year Driven by Point of Sale and Prepaid Services Growth of 71%

May 15, 2026 09:00 ET | Source: SurgePays, Inc.

Cost discipline initiated in 2025 drove G&A expenses down approximately 25%

Revenue growth was led by point of sale and prepaid services

Total wireless subscriber lines surpassed 200,000 across LinkUp Mobile and Torch Wireless

BARTLETT, Tenn., May 15, 2026 (GLOBE NEWSWIRE) — SurgePays, Inc. (NASDAQ: SURG), a fintech and mobile virtual network operator serving the approximately 138 million subprime consumers in the United States, today reported its financial results for the quarter ended March 31, 2026.

“The first quarter of 2026 is the quarter where the diversification work of the last twelve months becomes visible in the numbers,” said Brian Cox, Chief Executive Officer of SurgePays. “Revenue grew approximately 51% year-over-year, driven by an approximately 71% increase in point of sale and prepaid services. Additionally, the cost discipline we set in motion in 2025 reached our G&A line, which declined approximately 25% year-over-year.”

First Quarter and Subsequent Operational Highlights

Wireless Subscriber Growth

●	Total wireless subscriber lines surpassed 200,000 across the Company’s LinkUp Mobile and Torch Wireless brands, reflecting continued momentum in the prepaid wireless business.

●	Initiated a buy one get one promotional campaign to drive subscriber growth and increase market penetration.

Customer Acquisition Engine

●	Reduced cost per lead in the Company’s subscriber acquisition channel by approximately 28%, with cost-per-enrollment down approximately 48% and lead-to-enrollment conversion up approximately 39%, following the transition of subscriber acquisition to an in-house growth marketing team.

●	Continued to scale ProgramBenefits.com as a unified intake and decisioning platform and as a monetization layer for the subscriber base, with internal upsell, top-up cross-sell, affiliate offers, and data partnership initiatives now contributing revenue that partially offsets acquisition cost.

Wholesale Distribution Expansion

●	Closed six new wholesale distribution partners during the period, consisting of three Master Agent agreements covering an aggregate of more than 3,000 retail locations under contract and three independent sales organization agreements, with onboarding underway and initial volume contribution expected during the second quarter of 2026.

●	The independent sales organization additions are expected to lift monthly prepaid top-up volume on the Company’s distribution platform by approximately 30% once fully integrated, with the Master Agent locations contributing incremental LinkUp Mobile activation volume as stores come online.

Retail Infrastructure Monetization

●	Launched a fully integrated stored value and loyalty platform, enabling merchants to offer branded gift cards, store credit, and loyalty programs through the SurgePays point of sale system.

●	Deployed the Company’s Managed Marketing Services platform, enabling third party brand messaging through the SurgePays point of sale network and introducing an additional monetization layer.

Strategic Partnerships and Platform

●	Continued to advance the previously announced strategic relationship with Alpha Modus Holdings, Inc. (NASDAQ: AMOD), originally entered into under a Letter of Intent, via ongoing negotiations throughout the quarter toward a definitive multiyear commercial integration framework.

●	Executed signed wholesale contracts with multiple MVNO and MVNE customers on the HERO Wireless platform, with counterparties at various stages of technical integration through API connectivity and one customer having taken delivery of custom SIM cards in advance of launch. The Company expects initial customer rollouts on the HERO platform during the second quarter of 2026, with wholesale wireless revenue contribution anticipated to be reflected in third quarter 2026 results.

●	Advanced a real time AI decisioning platform built on ProgramBenefits.com and the Company’s nationwide retail network, designed to expand each customer interaction into a multi-product revenue opportunity across wireless, financial services, and other essential offerings.

First Quarter 2026 Financial Highlights

●	Revenue of approximately $16.0 million, up 51% year-over-year from approximately $10.6 million in the prior year period, driven primarily by an approximately 71% increase in point of sale and prepaid services.

●	General and administrative expenses declined approximately 25% to approximately $3.5 million, compared to approximately $4.6 million in the prior year period, reflecting the cost discipline initiated in 2025.

●	Net cash used in operating activities improved to approximately $4.6 million, compared to approximately $7.0 million in the prior year period.

●	Loss from operations totaled approximately $11.2 million, compared to approximately $7.6 million in the prior year period, primarily reflecting increased interest expense and non-cash items.

●	Net loss available to common stockholders totaled approximately $12.1 million, compared to approximately $7.6 million in the prior year period.

●	Cash and cash equivalents were approximately $2.0 million at March 31, 2026. Total cash, cash equivalents and restricted cash were approximately $2.4 million at quarter end.

Subsequent Events

On May 1, 2026, subsequent to quarter end, the Company entered into a multiyear Commercial Integration and Distribution Agreement with Alpha Modus Holdings, Inc. (NASDAQ: AMOD). On May 12, 2026, the Company and Alpha Modus announced the launch of a 25,000 Activation Pilot to integrate the Alpha Cash mobile wallet across the SurgePays distribution surface, as previously announced.

“Today, SurgePays operates with multiple revenue channels. Total wireless subscriber lines across LinkUp Mobile and Torch Wireless surpassed 200,000, alongside our wholesale wireless platform relationships and our point-of-sale fintech and data platforms,” Mr. Cox continued. “With an established retail footprint of more than 9,000 locations, a customer acquisition engine through ProgramBenefits.com, additional monetization initiatives such as our Managed Marketing Services platform and our newly launched stored value and loyalty platform, and the multiyear Commercial Integration and Distribution Agreement we entered into with Alpha Modus subsequent to quarter end, we are positioned to monetize each consumer relationship across multiple revenue streams rather than just one. That is the compounding model, and Q1 is the first quarter where you can see it forming.”

First Quarter 2026 Financial Results Conference Call

Date: Friday, May 15, 2026

Time: 11:00 a.m. Eastern Time

Dial in: 1 888 506 0062

Access code: 276693

Webcast: ir.surgepays.com/company events

A replay will be available on the SurgePays investor relations website following the call.

About SurgePays, Inc.

SurgePays, Inc. (NASDAQ: SURG) is a fintech and mobile virtual network operator (MVNO) that delivers prepaid wireless and financial products to the approximately 138 million subprime consumers in the United States. Through its proprietary point-of-sale platform deployed across approximately 9,000 convenience stores and a growing Retail Media Network, SurgePays enables retailers to offer wireless activations, top-ups, and consumer financial services. The Company’s subsidiaries include LinkUp Mobile, Torch Wireless, the HERO mobile virtual network enabler (MVNE) platform, and the ProgramBenefits.com platform, which is being built to incorporate AI-driven decisioning across the financial and benefit products it offers. SurgePays is headquartered in Bartlett, TN. Learn more at www.surgepays.com and ir.surgepays.com.

Cautionary Note Regarding Forward Looking Statements

This press release includes express or implied statements that are not historical facts and are considered forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve substantial risks and uncertainties and generally relate to future events or the Company’s future financial or operating performance. These statements may include projections, guidance, or other estimates regarding revenue, cash flow, business growth, market expansion, or customer acquisition, and statements regarding subscriber growth, distribution expansion, and operating scale. In some cases, you can identify forward looking statements by words such as may, will, could, would, should, expect, intend, plan, anticipate, believe, estimate, predict, project, potential, continue, or similar terminology. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve known and unknown risks and uncertainties that may cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, the Company’s ability to scale its prepaid wireless business, maintain retail distribution relationships, expand its merchant platform, and achieve anticipated subscriber growth. Additional information regarding these and other risks can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements in this press release speak only as of the date they are made, and the Company undertakes no obligation to update them except as required by law.

Investor Relations Contact

Valter Pinto, Managing Director

KCSA Strategic Communications

SurgePays@KCSA.com | 212.896.1254

SurgePays, Inc. and Subsidiaries, Consolidated Balance Sheets

(In US$)	March 31, 2026	December 31, 2025
Assets
Current Assets
Cash and cash equivalents	$1,991,166	$1,731,400
Restricted cash, accounts receivable factoring facility	424,995	281,811
Accounts receivable, net	5,041,837	4,045,162
Inventory	339,570	339,570
Prepaids and other	410,742	581,823
Total Current Assets	8,208,310	6,979,766
Property and equipment, net	376,678	403,517
Other Assets
Intangibles, net	655,776	819,153
Operating lease right of use asset, net	260,694	313,410
Total Other Assets	916,470	1,132,563
Total Assets	$9,501,458	$8,515,846
Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued expenses	$17,514,013	$10,219,011
Accounts payable and accrued expenses, related party	159,135	117,546
Operating lease liability	226,225	219,997
Notes payable	2,483,335	1,834,008
Note payable, related party	1,730,796	2,730,796
Convertible notes payable, net	3,667,956	3,068,878
Derivative liabilities	184,983	—
Total Current Liabilities	25,966,443	18,190,236
Long Term Liabilities
Notes payable, SBA government	455,919	458,334
Operating lease liability	40,093	99,235
Convertible notes payable, net	6,906,971	5,170,860
Total Long Term Liabilities	7,402,983	5,728,429
Total Liabilities	33,369,426	23,918,665
Stockholders’ Deficit
Common stock, $0.001 par value	24,890	21,852
Additional paid in capital	86,829,583	83,246,736
Treasury stock at cost	(1,631,966)	(1,631,966)
Accumulated deficit	(109,035,180)	(96,984,297)
Stockholders’ equity (deficit)	(23,812,673)	(15,347,675)
Non controlling interest	(55,295)	(55,144)
Total Stockholders’ Deficit	(23,867,968)	(15,402,819)
Total Liabilities and Stockholders’ Deficit	$9,501,458	$8,515,846

SurgePays, Inc. and Subsidiaries, Consolidated Statements of Operations (Unaudited)

(In US$)	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Revenues	$15,983,983	$10,577,429
Costs and expenses
Cost of revenues	23,681,432	13,519,775
General and administrative expenses	3,501,918	4,637,556
Total costs and expenses	27,183,350	18,157,331
Loss from operations	(11,199,367)	(7,579,902)
Other income (expense)
Interest expense (including amortization of debt discount)	(881,908)	(119,434)
Other income	—	7,140
Interest income	—	56,903
Change in fair value of derivative liabilities	30,241	—
Total other income (expense), net	(851,667)	(55,391)
Net loss before provision for income taxes	(12,051,034)	(7,635,293)
Provision for income tax benefit (expense)	—	—
Net loss including non controlling interest	(12,051,034)	(7,635,293)
Non controlling interest	(151)	(209)
Net loss available to common stockholders	$(12,050,883)	$(7,635,084)
Loss per share, basic and diluted	$(0.51)	$(0.38)
Weighted average shares outstanding, basic and diluted	23,703,775	20,068,929

SurgePays, Inc. and Subsidiaries, Consolidated Statements of Cash Flows (Unaudited)

(In US$)	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Net cash used in operating activities	$(4,550,799)	$(6,963,484)
Net cash used in investing activities	—	(18,590)
Net cash provided by (used in) financing activities	4,953,749	(410,545)
Net increase (decrease) in cash, cash equivalents and restricted cash	402,950	(7,392,619)
Cash, cash equivalents and restricted cash, beginning of period	2,013,211	12,790,389
Cash, cash equivalents and restricted cash, end of period	$2,416,161	$5,397,770
Cash and cash equivalents	$1,991,166	$1,731,400
Restricted cash, accounts receivable factoring facility	424,995	281,811
Cash paid for interest	$38,472	$908,760